EXHIBIT 23.5

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

December 15, 2010

Nexen Inc.
801-7th Avenue S.W.
Calgary, Alberta T2P 3P7

Board of Directors:

We hereby consent to references to DeGolyer and MacNaughton contained in the section entitled “Basis of Reserves Estimates” within “Reserves, Production and Related Information” as set out in Part I, Items 1&2 Business and Properties of the Annual Report on Form 10-K/A for the year ended December 31, 2009, of Nexen Inc. (the Form 10-K/A) and to the use of our three Report of Third Party letter reports dated December 15, 2010, concerning the United Kingdom, Yemen Masila, and Nigeria, respectively, relating to our evaluation of certain oil and gas properties of Nexen Inc., which are included as exhibits in the Form 10-K/A.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716